AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) dated August 28th , 2009 (the “Effective Date”) is made to the Investment Sub-Advisory Agreement (“Agreement”) dated June 26, 2007 by and between Envestnet Asset Management, Inc., a Delaware corporation (“Envestnet”), and Loomis, Sayles & Company, L.P., a Delaware limited partnership (“Sub-Advisor”).

WHEREAS, the Trust on behalf of the Fund has retained Envestnet to render investment management services to the Fund pursuant to the Amended and Restated Investment Advisory Agreement dated as of July 28, 2009;

WHEREAS, Envestnet and Sub-Advisor entered into an Agreement pursuant to which, among other things, Sub-Advisor and Envestnet agreed that Envestnet would delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Advisor;

WHEREAS, Envestnet and Sub-Advisor desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the promises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, for other good and valuable consideration, the parties hereto agree as follows:

1.	The second “WHEREAS” clause in the preamble of the Agreement is hereby deleted in its entirety and replaced with the following language:

WHEREAS, the PMC Diversified Equity Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

2.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following fee schedule:

SCHEDULE A

FEES

Series of Trust for Professional Managers	Annual Fee Rate

PMC Diversified Equity Fund	0.40% on the first $100 million

0.35% after $100 million

3.
Continuing Effect of the Agreement:  All provisions of the Agreement, except as specifically modified by this Amendment, shall remain in full force and effect and are hereby reaffirmed.  This Amendment, including incorporated terms and conditions of the Agreement, contain the entire agreement between Sub-Advisor and Envestnet with respect to the subject matter hereof.  Any capitalized terms not herein defined shall have the same meaning given to them as in the Agreement.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment as of the Effective Date first written above.

Loomis, Sayles & Company, L.P.	Envestnet Asset Management, Inc.

By: /s/ Lauren B. Pitalis	By: /s/ Brandon Thomas

Name: Lauren B. Pitalis	Name: Brandon Thomas

Title: Vice President	Title: Chief Investment Officer